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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Skechers U.S.A., Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-87009 and 333-87011) of Skechers U.S.A., Inc. of our report dated February 23, 2001 with respect to the consolidated balance sheets of Skechers U.S.A., Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Skechers U.S.A., Inc.


                                          /s/ KPMG LLP




Los Angeles, California
March 29, 2001